EXHIBIT  99.1

                USA TERRITORY MARKETING REPRESENTATIVE AGREEMENT

Agreement between "Debit Card Marketing, Co. Inc," a New York Corporation, (DCM) having its principal office at: Debit Card Marketing, Co. Inc
                                     75  Chestnut  Ridge  Road
                                     Montvale,  New  Jersey  07645

and "Internet Business's International, Inc." a Nevada Corporation (IBII) having
its  principal  office  at:          Internet Business's International, Inc
                                     2250 East Tropicana,
                                     Suite  19-309
                                     Las  Vegas,  Nevada  89119

who  seeks  to  be  a  Territory  Marketing  Representative  (TMR).

WHEREAS, DCM is in the business of producing and marketing prepaid ATM and Debit Cards and bearing the names of "Dinero Ahora, Easy Cash, and Money Movers" all of which are prepaid ATM, DEBIT, cash cards, (CARDS), and;

WHEREAS, DCM exclusively owns all right, title and interest in and to the CARDS, which presently operate by having a retailer sell to a consumer one of the CARDS, having no cash face value, and then loading the card for a fee at over 35,000 locations. This then allows the customer to draw out cash at Cirrus and Maestro ATM's or make purchases at any location that accepts debit and or ATM cards.

WHEREAS, IBII through its wholly owned subsidiary Global Debit Cash Card, Inc, a Nevada Corporation (GDCC) agrees to purchase from DCM the following territories of COLORADO AND UTAH for marketing the CARDS as per this Agreement. This will allow GDCC to be the TMR in those territories specified and to license resellers of the CARDS. The Licensed Activated Resellers (LAR) will be licensed through GDCC the TMR.

WHEREAS, DCM agrees to a allow the territories to be purchased as per this Agreement by IBII for its wholly owned subsidiary GDCC which will become the TMR of those territories. The TMR will follow without exception the terms and format of DCM's marketing plan and policies, as to fees and commissions paid to LARs. The TMR understands, agrees and accepts the limitation that National Accounts could become the account of the DCM National Sales Staff or by a DCM appointee that could include the TMR that introduces the National Account to DCM. The TMR that obtained the National Accounts will be paid an agreed upon commission for that account whether the TMR is the account representative or not.

The TMR will also be allowed to market any of the other services that DCM obtains for no additional cost within the territories covered by this agreement. One of the new services is the check verification service now being offered by DCM.


The  terms  and  fees  pursuant  to  this  AGREEEMNT  are  to  as  follows;


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1.   Term  for  agreement  will  be  10  years.
2.   For  year  1  (one)  the  amount  of  $125,000  will  be paid as follows:
     125,000  free  trading  shares  of  DCME.
3. For years 2-10 the amount of $125,000 annually, paid months 1-6 with 65,000 free trading shares of DCME, balance of the months (19-120) with $10,416 per month [which is one-twelfth (1/12) of the annual amount] due on the first of each month. If the payment is more then 5 (five) days late then the TMR will be charged a late penalty of $100.00 per day after the grace period, and a 2% per month on the unpaid balance thereof. If the TMR is over 60 days late then DCM may terminate this Agreement by written notice to the TMR.
4.   Termination;
     a.   DCM  may  terminate  this  agreement  for  the  following  reasons;
          1.   Failure  to  pay  the  annual fee and mentioned in item number 3.
          2. Failure to establish at least 50 LARs within the territory by the end of year 2 of this agreement.
     b.   TMR  may  terminate  this  agreement  for  the  following  reasons;
          1. Failure to provide Marketing and Point of Sale materials for each LAR established by the TMR as needed.
          2. Failure to provided TMR with accounting records for each of the LARs established of the CARDS and other services offered by DCM to its TMR and for the LARs.
          3. Failure to provide marketing and advertising within the territory for the products and services offered by DCM through the LARs established by the TMRs. This monthly advertising is to be done with Print, TV and or Radio.
          5. If termination by DCM due to 4a, then all the LARs and the residual revenue earned through the CARDS and other services through the LARs of the TMR become the property of DCM.
          6. If termination by TMR due to 4b, then all the LARs and the residual revenue earned through the CARDS and other services through the LARS remain the property of the TMR.
          7. If DCM terminates this Agreement per 4a, then the TMR agrees that is will not use, publish or disclose in any way, and proprietary or confidential information or trade secrets of DCM without the express written consent of DCM. The term "trade secrets" shall include, without limitation, any technical or non technical data, a formula, a pattern, a compilation, a device, a method, a technique, a program, a drawing, a process, financial data, financial plans, client pricing, consultant's information including names and addresses or list of actual or potential, from not being generally know to, and not being readily ascertainable by proper means by other persons who can obtain readily ascertainable by proper means by other persons who can obtain economic value from its disclosure or use, and subject of reasonable efforts by DCM to maintain its secrecy. It is included in the intent of the parties hereto that, by this paragraph, TMR shall be prohibited from disclosing confidential and sensitive business information to third parties, specifically including and competitors of DCM within the time limit set forth.

The  law  of  the  State  of  Nevada  shall  govern  this  Agreement.


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All  notices  that  may  be  made  pursuant  to this shall be made in writing by
Certified Mail, Return Receipt Requested or by commercial courier to the addresses below:

For  DCM:                    Debit  Card  Marketing,  Co.  Inc
                             75  Chestnut  Ridge  Road
                             Montvale,  New  Jersey  07645

for  IBII:                   Internet  Business's  International,  Inc
                             2250 East Tropicana,
                             Suite  19-309
                             Las  Vegas,  Nevada 89119



The  above  is  agreed  to  by  this  date;

October  9,  2003                    October  8,  2003


DCM                                  IBII



/s/Seymour Butan                     /s/Albert  R.  Reda
Debit  Card Marketing Co., Inc.      Internet Business's International, Inc.


Its______________________            Its:  Chief  Executive  Officer


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